                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          (Amendment No. _____1_____)*

                       Simon Transportation Services, Inc.
                       -----------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    82881310
                                    --------
                                 (CUSIP Number)

                                December 31, 1998
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                                Page 1 of 4 Pages
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-------------------------------                  -------------------------------
CUSIP No.  82881310                 13G                Page  2 of   4  Pages
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warburg Pincus Asset Management, Inc.                 13-2673503
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)   [ ]
                                                                (b)   [ ]
          Not applicable
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
               5      SOLE VOTING POWER

                      Not applicable
              ------------------------------------------------------------------
 NUMBER OF     6      SHARED VOTING POWER
  SHARES
BENEFICIALLY          Not applicable
  OWNED BY
    EACH      ------------------------------------------------------------------
 REPORTING     7      SOLE DISPOSITIVE POWER
   PERSON
    WITH              Not Applicable
              ------------------------------------------------------------------
               8      SHARED DISPOSITIVE POWER

                      Not applicable
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Not applicable
--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
          [  ]
          Not Applicable
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Not applicable
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IA

--------------------------------------------------------------------------------

Item 1(a):                 Name of Issuer:
----------                 ---------------

                           Simon Transportation Services, Inc.

Item 1(b):                 Address of Issuer's Principal Executive Offices:
----------                 ------------------------------------------------

                           5175 West 2100 South
                           West Valley City, UT 84120


Item 2(a)                  Name of Person Filing
---------                  ---------------------

                           Warburg Pincus Asset Management, Inc.

Item 2(b):                 Address of Principal Business Office:
----------                 -------------------------------------
                           466 Lexington Avenue, New York, New York 10017

Item 2(c):                 Citizenship:
----------                 ------------

                           Delaware

Item 2(d):                 Title of Class of Securities:
----------                 -----------------------------

                           Common Stock


Item 2(e):                 CUSIP Number:
----------                 -------------

                           82881310

Item 3:                    If the reporting person is an investment adviser in
------- accordance with ss. 240.13d-1(b)(1)(ii)(E), check this box. [X]

Item 4:                    Ownership:
-------                    ----------

                           Not applicable

Item 5:                    Ownership of Five Percent or Less of a Class:
-------                    ---------------------------------------------

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the the following [X]


Item 6:                    Ownership of More than Five Percent on Behalf of
-------                    ------------------------------------------------
                           Another Person:
                           ---------------

                           Not applicable








                                Page 3 of 4 Pages
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Item 7:                    Identification and Classification of the Subsidiary
-------                    ---------------------------------------------------
                           Which Acquired the Security Being Reported on By the
                           ----------------------------------------------------
                           Parent Holding Company:
                           -----------------------

                           Not Applicable.

Item 8:                    Identification and Classification of
-------                    ------------------------------------
                           Members of the Group:
                           ---------------------

                           Not Applicable.

Item 9:                    Notice of Dissolution of Group:
-------                    -------------------------------

                           Not Applicable.

Item 10:                   Certification:
--------                   --------------

                           Inasmuch as the reporting person is no longer the beneficial owner of more than five percent of the number of shares outstanding of the issuer of the securities referenced herein, the reporting person has no further reporting obligation under Section 13(d) of the Act with respect to such issuer.



                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 1, 1999



                                               By: /s/ Linda S. Iovan
                                                  ----------------------
                                                  Name:  Linda S. Iovan
                                                  Title: Vice President








                                Page 4 of 4 Pages